Exhibit 5.1

Richard L. Edmonson

Senior Vice President, General Counsel and Corporate Secretary

Syntroleum Corporation

4322 South 49th West Avenue

Tulsa, Oklahoma 74107

November 7, 2006

Syntroleum Corporation

4322 South 49th West Avenue

Tulsa, Oklahoma 74107

Ladies and Gentlemen:

As set forth in the Registration Statement on Form S-3 (the “Registration Statement”) to be filed by Syntroleum Corporation, a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the proposed sale from time to time, of up to 4,706,986 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”), including 100,000 shares (the “Warrant Shares”) of Common Stock issuable upon exercise of certain outstanding warrants (the “Warrants”) and 4,606,986 shares (the “Note Shares”) of Common Stock issuable in satisfaction of certain secured promissory notes (the “Notes”) issued pursuant to a participation agreement, which are being offered by certain selling stockholders of the Company, certain legal matters in connection with the Shares are being passed upon for the Company by me. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In my capacity as General Counsel of the Company, I have examined the Company’s Certificate of Incorporation and Bylaws and the originals, or copies certified or otherwise identified, of corporate records of the Company, certificates of public officials and of representatives of the Company, statutes and other instruments and documents as a basis for the opinions hereinafter expressed. In giving such opinions, I have relied upon certificates of officers of the Company with respect to the accuracy of the material factual matters contained in such certificates.

I have assumed that all signatures on all documents examined by me are genuine, that all documents submitted to me as originals are accurate and complete, that all documents submitted to me as copies are true and correct copies of the originals thereof and that all information submitted to me was accurate and complete.

On the basis of the foregoing, and subject to the assumptions, limitations and qualifications hereinafter set forth, I am of the opinion that:

1. The Warrant Shares have been duly authorized by all necessary corporate action on the part of the Company, and when issued upon exercise of the Warrants, in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

2. The Note Shares have been duly authorized by all necessary corporate action on the part of the Company, and when issued upon conversion of the Notes, will be validly issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement. I also consent to the reference to my name under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement. In giving this consent, I do not hereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Richard L. Edmonson
Richard L. Edmonson
Senior Vice President, General Counsel and Corporate Secretary

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